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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 (the "Registration Statement") of our report dated February 27, 2009, relating to the financial statements and financial highlights of Seligman Asset Allocation Series, Inc. appearing in the Annual Report on Form N-CSR of Seligman Asset Allocation Series, Inc. for the year ended December 31, 2008, and to the references to us under the headings "Financial Highlights" in the Prospectus dated May 1, 2008, and "General Information - Independent Registered Public Accounting Firm" in the Statement of Additional Information dated May 1, 2008, which are both incorporated by reference in the Registration Statement.


DELOITTE & TOUCHE LLP

New York, New York
April 13, 2009